NORWOOD FINANCIAL CORP.

ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM AND ADOPTION OF NEW 5% STOCK REPURCHASE PROGRAM

FOR IMMEDIATE RELEASE

Honesdale, Pennsylvania, March 19, 2008

William W. Davis, Jr., President and Chief Executive Officer of Norwood Financial Corp. (the “Company”) (Nasdaq: NWFL), announced today that the Company had completed its 5% open-market stock repurchase program originally announced on June 15, 2005. Mr. Davis also announced the Company’s intent to purchase up to 5% of its outstanding shares of common stock (or approximately 137,000 shares) in open market transactions. Such stock purchases will be made from time to time in the open market based upon stock availability, price and the Company’s financial performance. It is anticipated that such purchases will be made during the next twelve months, although no assurance may be given when such purchases will be made or the total number of shares that will be purchased. The repurchased stock could offset some of the potentially dilutive effects of the Company’s stock-based benefit plans and would also be available for general corporate use.

William W. Davis, Jr. President and Chief Financial Officer noted, “We believe that at the current price levels, the purchase of our own stock is an appropriate use of our capital which will enhance the long-term value of our stock for our remaining shareholders. This is a clear demonstration of the confidence the Board has in Norwood Financial Corp.”

Norwood Financial Corp. through its subsidiary, Wayne Bank, operates twelve offices in Wayne, Pike and Monroe Counties, Pennsylvania. As of December 31, 2007, Norwood Financial Corp had total assets of $480.6 million, loans outstanding of $331.3 million, deposits of $370.0 million and total stockholders’ equity of $55.8 million.

This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about our plans, objectives, expectations, and intentions and other statements contained in the press release that are not historical facts.

When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. We do not undertake to update any forward-looking statement that may be made by the Company from time to time.

Contact: Lewis J. Critelli

Executive Vice President &
Chief Financial Officer
NORWOOD FINANCIAL CORP
570-253-8512
www.waynebank.com